$15,000.00 **PROMISSORY NOTE** **September 3, 2009**

For good and true funds received Bureau of Fugitive Recovery, Inc., (BFR), a Colorado Corporation, (hereinafter "debtor") promises to pay to Christine Ida Gabriele (hereinafter "creditor") the sum of Fifteen Thousand Dollars U.S. ($15,000.00), assessed an interest rate of eight percent (8%) per annum. These funds are to be used specifically for any expenses required to effectuate the public trading status approval of BFR on the Over-the-Counter Bulletin Board stock exchange. This amount shall be due and payable as a balloon payment on or before September 2, 2010, at the offices located at 132 W. 11th Ave., Denver, Colorado 80204.

The funds to be repaid under this promissory note shall convertible to BFR common stock that shall be classified as "free trading" and which may be traded to the public at any time after repayment. If there should be a default in the payment of this promissory note when due the debtor shall be legally liable in any court of competent jurisdiction for said non-repayment.

This note may be assigned, hypothecated, pledged or sold without the consent of the debtor required. Any and all legal fees and normal attorney costs assessed in any action brought for compliance of the note's repayment shall be the sole responsibility of the non-prevailing party to reimburse.

Signed and agreed to this 3rd day of September, 2009, at Denver, Colorado.

Frank B. Ficarra, President
Bureau of Fugitive Recovery, Inc.

AMENDMENT TO PROMISSORY NOTE

The Promissory Note executed between Bureau of Fugitive Recovery, Inc., a Colorado corporation and Christine Ida Gabriele dated September 3, 2009, is hereby extended. The new maturity date for the principal and interest due thereunder shall be September 30, 2011. The balance of the terms of the aforesaid note shall remain as stated.

Signed and agreed to this 3rd day of September, 2010.

Bureau of Fugitive Recovery, Inc.

Frank B. Ficarra, President

Christine Ida Gabriele